UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 29, 2003

Commission File Number
0-25424

SEMITOOL, INC.
(Exact Name of Registrant as Specified in its Charter)

Montana	81-0384392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Semitool, Inc.
655 West Reserve Drive, Kalispell, MT 59901
(406) 752-2107
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Item 7.      Financial Statements and Exhibits
                    (c) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated July 29, 2003

Item 12.      Results of Operations and Financial Condition

On July 29, 2003, Semitool, Inc. (the Company”) issued a press release announcing the Company’s earnings for the fiscal quarter ended June 30, 2003. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein in its entirety.

The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 12 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMITOOL, INC.
(Registrant)

Date: July 29, 2003	By: /s/Larry A. Viano
Larry A. Viano
Chief Financial Officer

Exhibit 99.1

Contacts:

Semitool, Inc.	Investor Relations Partners, Inc.
Larry Viano, Chief Financial Officer	Shellie Roth, President
406.752.2107	973.535.8389
lviano@semitool.com	roth@irpartners.com

Semitool Announces Fiscal 2003 Third Quarter Results

KALISPELL, MT – July 29, 2003 – Semitool, Inc. (Nasdaq: SMTL) today reported financial results for its fiscal 2003 third quarter, ended June 30, 2003.

Revenue for the third quarter was $25.0 million, down 11.8 percent from $28.4 million for the same quarter last year, and down 29.8 percent from $35.6 million in the second quarter of 2003. Net loss for the third quarter was $2.3 million, or $0.08 per share, an improvement over last year’s third quarter net loss of $3.5 million, or $0.13 per share, and over the second quarter’s loss of $2.5 million. Shipments for the third quarter were $15.9 million.

Revenue for the first nine months of fiscal year 2003 was $91.0 million up from $86.5 million in the prior fiscal year’s first nine months. The company reported a fiscal 2003 first nine months net loss of $7.2 million, or $0.25 per share, compared to a net loss of $11.3 million, or $0.40 per share, for the same period last year.

Third quarter gross margin improved sequentially to 47.8 percent from 45.7 percent in the second quarter, primarily the result of sales mix in the quarter, which included a considerable amount of high-margin installation revenues. In addition, reduced manufacturing overhead pushed margins higher in the quarter compared to the second quarter, but down from the year-ago quarter’s margin of 50.3 percent. Margins for the first nine months of fiscal 2003 were 45.4 percent compared with the same period of fiscal 2002 margins of 48.2 percent.

Operating expenses during the quarter benefited from the company’s settlement of a dispute with an equipment supplier. Expenses related to patent litigation were higher than the year ago quarter, reflecting increased activity attributable to the discovery phase of a lawsuit. The company’s effective tax rate also increased a percentage point to 39 percent and is expected to remain there through the end of the fiscal year.

Bookings for the third quarter were $28 million, up 56 percent over second quarter bookings of $18 million. At June 30, 2003, deferred revenue was approximately $13.1 million, and the company’s shipping backlog was $23.5 million.

Cash, cash equivalents and marketable securities were $25.4 million at June 30, 2003, a decrease of $1.7 million from the end of the second quarter. Subsequent to the close of the third quarter, the company received $9.2 million in income tax refunds related to net operating loss carrybacks.

Ray Thompson, Semitool’s chairman and chief executive officer, commented on the quarter, “Our recent increase in bookings indicates a stronger competitive position due in part to the market acceptance of our new plating and cleaning systems.”

He continued, “Our first new Raider single wafer cleaning system shipped, installed and went into production in record time. We anticipated that would happen, and both the tool and our field service team exceeded our high expectations. This quick success is building momentum for us.”

The company provided guidance for its fiscal fourth quarter, saying that anticipated revenue should range from $22 to $25 million, and the resulting net loss should range between $0.08 and $0.11 per share, before any special income tax adjustments that might become necessary due to changes in the tax law as it relates to tax loss carrybacks. The company will provide further guidance on this item during the fourth quarter should it become necessary. Shipments are expected to range between $27 and $30 million.

The company believes that reporting quarterly shipments, a non-GAAP financial measure of performance, assists our investors in making additional relevant period-to-period comparisons.

Semitool will hold a conference call that will be broadcast via the Internet at 5 p.m. eastern time today. Access to the call is available through the Semitool website at www.semitool.com, and replays will be available at that location for two weeks after the call.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements. These include, statements relating to (i) the anticipated effective tax rate for the Company, (ii) the impact that increased bookings in the third quarter will have on future bookings, (iii) the Company’s increasing competitive position, (iv) the impact of lowered operating costs on future results, (v) the future acceptance of the Raider platform and the sale of that tool at other customer facilities, (vi) the expectation that our fiscal 2003 fourth quarter revenues will range from $22 to $25 million and that the resulting net loss will be in the range of $0.08 to $0.11 per share, and (vii) the expectation that fourth quarter shipments will be between $27 and $30 million. Our business in general is subject to risks and uncertainties that could cause actual results to materially differ from those projected in such forward-looking statements, including, but not limited to, the cyclicality in the semiconductor industry, rapid technological change, the introduction of competing products and technologies and market non-acceptance of Semitool’s new products and new applications for existing products, as well as, other risk factors related to our business contained in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We cannot assure you that our anticipated quarterly shipments, revenues and net loss for the fiscal 2003 fourth quarter will be realized, or that we will achieve profitability in the near future. Further, new order bookings, orders backlog and deferred revenues are not necessarily indicative of future quarterly and annual revenues. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports high performance, single-wafer and batch wet chemical processing systems used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

SEMITOOL, INC.CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except for Per Share Amounts)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002
Net sales	$25,041	$28,384	$90,953	$86,461
Cost of sales	13,074	14,110	49,636	44,780

Gross profit	11,967	14,274	41,317	41,681

Operating expenses:
Selling, general and administrative	12,653	15,345	40,343	43,992
Research and development	3,476	5,439	13,361	17,399

Total operating expenses	16,129	20,784	53,704	61,391

Loss from operations	(4,162)	(6,510)	(12,387)	(19,710)
Other income, net	330	795	615	1,410

Loss before income tax	(3,832)	(5,715)	(11,772)	(18,300)
Income tax benefit	(1,574)	(2,172)	(4,591)	(6,954)

Net loss	$(2,258)	$(3,543)	$(7,181)	$(11,346)

Loss per share:
Basic	$(0.08)	$(0.13)	$(0.25)	$(0.40)

Diluted	$(0.08)	$(0.13)	$(0.25)	$(0.40)

Average common shares:
Basic	28,438	28,421	28,434	28,405
Diluted	28,438	28,421	28,434	28,405

SEMITOOL, INC.CONDENSED
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	June 30,	September 30,
ASSETS	2003	2002
Current assets:
Cash and cash equivalents	$21,280	$34,265
Marketable securities	4,125	6,575
Trade receivables, net	16,420	33,908
Inventories	49,545	47,085
Prepaid expenses and other current assets	30,394	26,167

Total current assets	121,764	148,000
Property, plant and equipment, net	26,389	29,310
Other assets, net	7,423	6,353

Total assets	$155,576	$183,663

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Note payable to bank	$-	$51
Trade accounts payable	12,550	15,894
Other current liabilities	23,926	41,058

Total current liabilities	36,476	57,003
Long-term liabilities	4,712	5,238

Total liabilities	41,188	62,241

Shareholders' equity:
Common stock	47,410	47,376
Retained earnings	67,629	74,810
Accumulated other comprehensive income	(651)	(764)

Total shareholders' equity	114,388	121,422

Total liabilities and shareholders' equity	$155,576	$183,663